Exhibit 23.4

Universe Pharmaceuticals INC

265 Jingjiu Avenue

Jinggangshan Economic and Technological Development Zone

Ji’an, Jiangxi 343100

The People’s Republic of China

October 27, 2022

RE:	Consent Letter on Universe Pharmaceuticals INC – Form F-3

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC legal counsel to Universe Pharmaceuticals INC (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing on Form F-3 to register up to $200,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ ZHANG, Biwang

ZHANG, Biwang

AllBright Law Offices (Fuzhou)